PROGEN
                                                              INDUSTRIES LIMITED


              HALF YEAR REPORT - PROGEN ON TRACK TO MEET MILESTONES
             FURTHER ENCOURAGEMENT FOR PI-88 FROM AVASTIN'S APPROVAL

BRISBANE,  AUSTRALIA  FRIDAY  FEBRUARY 27, 2004. Progen Industries Limited (ASX:
PGL, NASDAQ: PGLAF), a progressive Australian drug development company, today announced its half year financial results to December 31st, 2003 and said the company is on track to meet its objectives for 2004.

Progen's operating loss for the half-year ending 31 December 2003 was $1,895,201. "This is a good result when compared to the loss of $4,213,824 in 2002", Progen's Chief Financial Officer, Milton McColl commented. "This was largely attributable to the profit, $929,999 made from the divesture of the Life Sciences business unit, a transaction that enabled Progen to sharpen its cancer drug development focus. In addition, the result was due to Medigen Biotechnology Corporation's profit of $183,910 when equity accounted. This was caused by the increase in Medigen's revenues and an increase in the share price of their investment."

The following schedule summarises the results for the half-year ending 31 December 2003.

                                                                2003      2002
                                                               $'000     $'000
    Revenue from commercial services sales                      2,470     2,326
    Revenue from other operating activities                       705       705
    Revenue from sale of discontinued operation                 1,175         -
                                                              --------  --------
    Total Revenue                                               4,350     3,031
                                                              --------  --------

    Operating profit (loss) before research and development       (76)     (503)
    Research and development expenditure                       (2,003)   (2,824)
                                                              --------  --------
    Operating profit (loss) after research and development     (2,079)   (3,327)
    Share of equity profit (loss) in associate entity             184      (887)
                                                              --------  --------
    Operating loss                                             (1,895)   (4,214)
                                                              ------------------

    Net Tangible Assets                                        17,767    14,399
    Net Assets per share (cents)                                 52.0      59.0
    Cash on hand                                               14,974     8,348

Today also marks an important milestone in Progen's field of research. Genentech, Inc.(NYSE:DNA) announced today that the U.S. Food and Drug Administration (FDA) has approved AvastinTM (bevacizumab), a Vascular Endothelial Growth Factor (VEGF) inhibitor, to be used in combination with chemotherapy as a treatment for patients with metastatic cancer of the colon or rectum. Stephen Chang, Progen's Chairman commented, "This is outstanding progress for the anti-angiogenesis research area and helps build our confidence in our Phase II compound, PI-88. PI-88 is small-molecule-based and rather than relying on a single mode of action to induce an anticancer response, it inhibits blood vessel growth, or angiogenesis via multiple growth factors including Fibroblast Growth Farctors (FGFs) and VEGF, as well as inhibiting other angiogenic agents, including heparanase".

Bolstered by this positive announcement in the angiogenesis research area, the main focus for the company in the calendar year 2004 will be to continue to develop a robust clinical dataset for the lead anti-cancer compound PI-88 and continue the ongoing partnering initiative. Stephen Chang, commented, "In the past six months PI-88 has certainly moved forward its clinical


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development.  Signs  of efficacy and a good safety profile have emerged from the clinical program with some patients continuing to receive PI-88 for periods lasting up to 30 months. Two new Phase II trials have commenced just recently for patients with advanced melanoma and non-small cell lung cancer, respectively, and our centers are actively recruiting patients across Australia and the US. We are very excited by the next 12 months and beyond. "

ENDS


ABOUT  PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases.

Progen's  three  key  areas  of  expertise  are:
- CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds PI-88 and PI-166.
- DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES manufacturing of biopharmaceutical products to global standards.


KEYWORDS - Progen, cancer, PI-88, PI-166, Phase I, Phase II, clinical trials, anti-angiogenesis, Avastin

WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
Third Phase II launched - Lung Cancer         www.progen.com.au/news/latest_news.cfm?item=325.0
                                              -------------------------------------------------
Melanoma Phase II Trial Commenced             www.progen.com.au/news/latest_news.cfm?item=323.0
                                              -------------------------------------------------
Focus on cancer: Divestment of Life Sciences  www.progen.com.au/news/latest_news.cfm?item=318.0
                                              -------------------------------------------------
AGM 2003 Managing Directors Presentation      www.progen.com.au/news/latest_news.cfm?item=316.0
                                              -------------------------------------------------
Good Financial Results Bolster Strategy       www.progen.com.au/news/latest_news.cfm?item=304.0
                                              -------------------------------------------------
Achieves Efficacy Endpoint Phase II Trial     www.progen.com.au/news/latest_news.cfm?item=299.0
                                              -------------------------------------------------
Additional Results Support Trial Program      www.progen.com.au/news/latest_news.cfm?item=293.0
                                              -------------------------------------------------
PI-88 mode of action                          www.progen.com.au/researchdevelopment/pi-88.cfm
                                              -----------------------------------------------
Progen Industries Ltd                         www.progen.com.au
                                              -----------------


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                                Lewis Lee
Business Development Manager                  Managing Director
Progen Industries Limited                     Progen Industries Limited
Sarah.Meibusch@progen.com.au                  Lewis.Lee@progen.com.au
----------------------------                  -----------------------
Ph:  61 7 3273 9100                           Ph: 61 7 3273 9100

FINANCIAL INFORMATION                         PATIENT ENQUIRY LINE
Milton McColl                                 Ph +61 417 436 548 (US)
Chief Financial Officer                       Ph 0417 436 548 (Australia)
Milton.Mccoll@progen.com.au                   Email: research@progen.com.au
---------------------------                   -----------------------------
Ph: 61 7 3273 9100


This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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